UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2018

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15087	22-3270799
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 996-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2018, the Board of Directors (the “Board”) of I.D. Systems, Inc. (the “Company”) increased the size of the Board to seven directors and appointed Charles Frumberg to the Board to fill the newly created vacancy, effective immediately. Mr. Frumberg was also appointed to the Compensation Committee and the Nominating Committee of the Board. Mr. Frumberg’s compensation will be similar to that provided to the Company’s other non-employee directors, a description of which was included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 30, 2018.

Mr. Frumberg, 62, has been the Managing Member of Emancipation Capital, a technology-focused group of funds, since its inception in 2003. Before founding Emancipation Capital, Mr. Frumberg served as Co-Head of Equities at SG Cowen Securities Corp. (“SG Cowen”), a leading technology and healthcare investment bank, and was a member of SG Cowen’s merchant banking and venture committees. Previously, Mr. Frumberg led U.S. Research and served as Co-Head of Global Research at UBS Securities, an investment bank, and served on its management and merchant banking committees. Mr. Frumberg has served as a member of the board of directors of multiple public and private technology companies. Mr. Frumberg earned a B.S. degree in economics at New York University and attended New York University’s Stern School of Business as part of its B.S./MBA program.

In addition, on July 10, 2018, the Board accepted the resignation of Ron Konenzy from the Board, effective August 15, 2018. In connection with Mr. Konezny’s resignation, the Board has determined to accelerate the vesting, effective August 15, 2018, of (i) 3,304 restricted shares of common stock of the Company granted to Mr. Konezny, representing a pro rata portion of 19,827 restricted shares of the Company’s common stock that are scheduled to vest on June 15, 2019, and (ii) options to purchase 10,313 shares, representing a pro rata portion of options to purchase 11,250 shares of common stock that are scheduled to vest on September 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Date: July 12, 2018